Exhibit 99.1

XTI Aircraft Company

Financial Statements

and

Independent Auditor’s Report

December 31, 2023 and 2022

XTI Aircraft Company

- i -

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

XTI Aircraft Company

Opinion on the Financial Statements

We have audited the accompanying balance sheets of XTI Aircraft Company (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2024.

New York, NY

May 28, 2024

XTI AIRCRAFT COMPANY

Balance Sheets

	December 31, 2023	December 31, 2022

Assets

Current assets:
Cash and cash equivalents	$4,580	$114,762
Other current receivables	101,410	126,949
Prepaid expenses and other current assets	124,998	40,554
Total current assets	230,988	282,265

Property and equipment, net	11,994	19,593
Intangible assets, net	266,321	279,434

Total assets	$509,303	$581,292

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,495,503	$1,211,463
Related party payables	539,750	366,125
Accrued expenses and other current liabilities	1,126,859	782,570
Accrued interest	559,701	767,196
Customer deposits	1,349,945	1,349,945
Convertible and promissory notes, net of unamortized discounts and loan costs of $84,543 and $40,938 as of December 31, 2023 and 2022, respectively	6,689,688	1,620,370
Warrant liability	497,653	333,344
JV obligation (Note 4)	-	5,386,751
Total current liabilities	13,259,099	11,817,764

Convertible and promissory notes, net of current portion and unamortized discounts and loan costs of $1,209,860 and $823,929 as of December 31, 2023 and 2022, respectively	18,545,921	3,595,600
Loan conversion derivative liability	333,150	150,000
Total liabilities	32,138,170	15,563,364

Commitments and contingencies (Note 9)

Stockholders’ deficit:
Common stock, $0.001 par value, 100,000,000 shares authorized, 35,823,224 and 35,644,024 shares issued and outstanding as of December 31, 2023 and 2022, respectively	35,823	35,644
Additional paid-in capital	26,294,206	17,874,918
Accumulated deficit	(57,958,896)	(32,892,634)
Total stockholders’ deficit	(31,628,867)	(14,982,072)

Total liabilities and stockholders’ deficit	$509,303	$581,292

See Independent Auditor’s Report and notes to financial statements.

XTI AIRCRAFT COMPANY

Statements of Operations

	For the Years Ended
	December 31,
	2023	2022
Operating expenses:
Research and development	$1,380,503	$2,963,873
Selling and marketing	721,328	728,823
General and administrative	3,614,814	10,269,389
Merger-related transaction costs	1,845,137	419,028
Amortization of intangible assets	27,560	26,579
Total operating expenses	7,589,342	14,407,692

Operating loss	(7,589,342)	(14,407,692)

Other income (expense):
Interest expense	(1,141,751)	(789,608)
Amortization of deferred loan costs	(87,955)	(87,955)
Income from stock option forfeitures	-	14,469,884
Loss on extinguishment of convertible notes	(6,634,898)	-
Change in fair value of convertible notes	(9,143,801)	-
Change in fair value of warrant liability	(164,309)	11,948
Change in fair value of JV obligation	(196,055)	330,501
Change in fair value of loan conversion derivative liability	(108,151)	-
Total other income (expense)	(17,476,920)	13,934,770

Net loss	$(25,066,262)	$(472,922)

Weighted average common shares outstanding- basic and diluted	44,529,364	41,856,170
Net loss per common share – basic and diluted	$(0.56)	$(0.01)

See Independent Auditor’s Report and notes to financial statements.

Xti aircraft company

Statements of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2023 and 2022

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance at January 1, 2022	35,602,391	$35,602	$23,870,771	$(32,419,712)	$(8,513,339)
Proceeds from sale of common stock	28,700	$29	$50,196		$50,225
Issuance of common stock as previously accrued compensation	12,933	$13	$19,383		$19,396
Stock-based compensation			$8,252,037		$8,252,037
Forfeitures of stock options			$(14,469,884)		$(14,469,884)
Issuance of warrants with convertible notes			$152,415		$152,415
Net loss				$(472,922)	$(472,922)
Balance at December 31, 2022	35,644,024	$35,644	$17,874,918	$(32,892,634)	$(14,982,072)
Proceeds from sale of common stock	179,200	$179	$223,821		$224,000
Stock-based compensation			$1,644,908		$1,644,908
Issuance of warrants with convertible notes			$967,753		$967,753
JV obligation reclassified to equity (Note 4)			5,582,806	-	5,582,806
Net loss				$(25,066,262)	$(25,066,262)
Balance at December 31, 2023	35,823,224	$35,823	$26,294,206	$(57,958,896)	$(31,628,867)

See Independent Auditor’s Report and notes to financial statements.

XTI AIRCRAFT COMPANY

Statements of Cash Flows

	For the Years Ended
	December 31,
	2023	2022
Cash flows from operating activities
Net loss	$(25,066,262)	$(472,922)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	10,528	12,038
Amortization of intangible assets	27,560	26,597
Amortization of deferred loan costs	87,955	87,955
Amortization of debt discount	525,261	412,969
Stock-based compensation	1,644,908	8,252,037
Income from stock option forfeitures	-	(14,469,884)
Loss on extinguishment of convertible notes	6,634,898	-
Change in fair value of convertible notes	9,143,801	-
Change in fair value of warrant liability	164,309	(11,948)
Change in fair value of JV obligation	196,056	(330,501)
Change in fair value of loan conversion derivative liability	108,151	-
Changes in operating assets and liabilities:
Other current receivables	25,539	43,258
Prepaid expenses and other current assets	(84,444)	38,836
Accounts payable	1,267,915	757,220
Related party payables	189,750	(458,875)
Accrued expenses and other current liabilities	344,288	658,472
Customer deposits	-	250,000
Accrued interest	599,467	376,956
	20,885,942	(4,354,870)
Net cash used in operating activities	(4,180,320)	(4,827,792)

Cash flows from investing activities
Purchase of computer equipment	(2,930)	-
Patents	(14,447)	(4,067)
Net cash used in investing activities	(17,377)	(4,067)

Cash flows from financing activities
Borrowings from convertible notes	750,000	600,000
Borrowings from promissory notes	3,127,500	-
Payments on promissory notes	(13,985)	(20,000)
Proceeds from sale of common stock	224,000	50,225
Net cash provided by financing activities	4,087,515	630,225

Net decrease in cash and cash equivalents	(110,182)	(4,201,634)

Cash and cash equivalents- beginning of year	114,762	4,316,396

Cash and cash equivalents- end of year	$4,580	$114,762

Supplemental Disclosure of Non-Cash Financing Activities:
Warrants issued with convertible notes	$967,753	$152,415
Warrants issued with common stock	$121,386	$-
Conversion of accrued interest to convertible note payable	$807,278	$-
Reclassification of JV obligation to equity	$5,582,806	$-
Issuance of common stock as previously accrued compensation	$-	$19,396

Cash paid for interest expense was $16,707 and $0 during the years ended December 31, 2023 and 2022, respectively.

 See Independent Auditor’s Report and notes to financial statements.

xti aircraft company

Notes to Financial Statements

Note 1 - Description of Business

XTI Aircraft Company (the “Company,” “XTI,” “we,” or “us”) is a development-stage aircraft manufacturer incorporated in Delaware in 2009 to develop a vertical takeoff and landing (VTOL) aircraft that takes off and lands like a helicopter and cruises like a fixed-wing business aircraft. XTI is creating a revolutionary solution for the aviation industry. Once developed, this VTOL airplane, the TriFan 600 will offer point-to-point travel to reduce total travel time by decreasing time spent driving to and from an airport.

Since inception, the Company has been engaged primarily in developing the design and engineering concepts for the TriFan 600 and seeking funds from private investors to fund that development.

On March 12, 2024, we completed a merger transaction (“XTI Merger”) with Inpixon Inc. in a go public transaction (refer to Note 11).

Note 2 - Going Concern and Management’s Plans and Significant Accounting Policies

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

The Company evaluated whether there were any conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date these financial statements were issued. Since inception, the Company has incurred significant operating losses, has an accumulated deficit of approximately $57,959,000 as of December 31, 2023, and has negative operating cash flows. The Company is currently in the development stage and has not generated any revenue since its inception, and we do not expect to generate revenue until the commercialization of the TriFan aircraft. These are indicators of substantial doubt. We expect the rate at which we will incur losses to be significantly higher in future periods as we, among other things, certify and assemble our aircraft, deploy our facilities, build up inventories of parts and components for our aircraft, increase our sales and marketing activities, develop our manufacturing infrastructure and increase our general and administrative functions to support our growing operations. These efforts may not result in the Company reaching profitability, which would further increase our losses. In addition, to the extent that we are unable to pay our obligations under our secured promissory note with the U.S. Small Business Administration, or any other future secured debt, the creditor could proceed against any or all of the collateral securing our indebtedness to it.

We have funded our operations primarily with proceeds from private offerings of our common stock and secured and unsecured debt instruments. Our history of operating losses and cash uses, our projections of the level of cash that will be required for our operations to reach profitability, and the terms of the financing transactions that we completed in the past, may impair our ability to raise capital on terms that we consider reasonable and at the levels that we will require over the coming months. We cannot provide any assurances that we will be able to secure additional funding from public or private offerings or debt financings on terms acceptable to us, if at all. If we are unable to obtain the requisite amount of financing needed to fund our planned operations, it would have a material adverse effect on our business and ability to continue as a going concern, and we may have to curtail, or even to cease, certain operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each of the reporting periods. Actual results could differ from those estimates. The Company’s significant estimates consist of :

the valuation of stock-based compensation;

the valuation of equity securities;

the valuation of warrant liabilities;

the valuation of JV obligation;

the valuation allowance for deferred tax assets;

the valuation of convertible notes, at fair value, and

the valuation of loan conversion derivatives.

xti aircraft company

Notes to Financial Statements

Cash and Cash Equivalents

The Company’s cash and cash equivalents consists of holdings with a maturity of less than 90 days when purchased. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it holds cash and cash equivalents. As of December 31, 2023 and 2022, the Company had no cash equivalents.

Other Current Receivables

Other Current Receivables are stated at the amount the Company expects to collect. The Company recognizes an allowance for credit losses to ensure receivables are not overstated due to un-collectability. Reserves for credit losses are maintained based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. As of December 31, 2023 and 2022, the Company did not have an allowance for credit losses as receivables, which mostly comprised of IRS tax refunds, are expected to be fully collected.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. The Company depreciates its property and equipment using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. Leasehold improvements are amortized over the lesser of the useful life of the asset or the initial lease term. Expenditures for maintenance and repairs, which do not extend the economic useful life of the related assets, are charged to operations as incurred, and expenditures, which extend the economic life, are capitalized. When assets are retired, or otherwise disposed of, the costs and related accumulated depreciation or amortization are removed from the accounts and any gain or loss on disposal is recognized.

Intangible Assets

Intangible assets are recorded at historical cost. These assets are related to legal costs incurred in pursuing patents and trademarks to protect the Company’s intellectual property. If the Company determines it will abandon these efforts, or if the United States Patent and Trademark Office indicates the patents or trademarks will not be accepted, all capitalized cost would be expensed immediately. The Company amortizes patents over a 15-year life once awarded. The weighted average of the remaining amortization period of the Company’s current patents is approximately 9.5 years. The Company does not amortize its trademarks as these trademarks are expected to contribute to cash flows indefinitely and the associated costs of renewal are not significant.

Long-Lived Assets

Long-lived assets principally include intangible assets. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

An impairment is measured by comparing expected future cash flows (undiscounted and before interest) to the carrying value of the assets. If impairment exists, the amount of impairment is measured as the difference between the net book value of the assets and their estimated fair value. The Company believes that no impairment of any long-lived assets existed as of December 31, 2023 and 2022.

Leases

The Company determines if an arrangement is a lease at its inception. Operating lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company generally uses their incremental borrowing rate based on the information available at the lease commencement date in determining the present value of future payments, because the implicit rate of the lease is generally not known. Right-of-use assets related to the Company’s operating lease liabilities are measured at lease inception based on the initial measurement of the lease liability, plus any prepaid lease payments and less any lease incentives. The Company’s lease terms that are used in determining their operating lease liabilities at lease inception may include options to extend or terminate the leases when it is reasonably certain that the Company will exercise such options. The Company amortizes their right-of-use assets as operating lease expense generally on a straight-line basis. The Company uses the Practical Expediency and applies the standard for leases with terms of more than 12 months.

Rent expense under the corporate office operating lease, which is month-to-month, totaled $4,677 and $3,582 for the years ended December 31, 2023 and 2022, respectively. Office rent expense is included in general and administrative expenses.

The Company also had an operating lease for software, which was for a 12-month term and expired on December 10, 2023. Under this software lease, the Company recognized expense of $74,098 for the year ended December 31, 2023, which is included in research and development expenses. The Company also recognized lease expense for software of $112,695 for the year ended December 31, 2022.

xti aircraft company

Notes to Financial Statements

In December 2023, the Company entered into a new replacement software lease with the same leasing company for a 12-month term with monthly lease payments of approximately $7,900 commencing in March 2024. The Company will make a total of approximately $71,000 in lease payments in 2024 relating to the replacement software lease.

Customer Deposits

The Company periodically enters into aircraft reservation agreements that include a deposit placed by a potential customer. The deposits serve to prioritize orders when the aircraft becomes available for delivery. Customers making deposits are not obligated to purchase aircraft until they execute a definitive purchase agreement. Customers may request return of their deposit any time up until the execution of a purchase agreement. The Company records such advance deposits as a liability and defers the related revenue recognition until delivery of an aircraft occurs, if any.

Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

When the Company has determined the embedded conversion options should be bifurcated from their host instruments, the Company records a free-standing derivative asset or liability measured at fair value at issuance. Subsequent to initial measurement, the Company will re-measure the derivative asset or liability at fair value at each reporting date with changes in the fair value recognized in earnings.

Warrant Liabilities and Common Stock Warrants

Freestanding warrants to purchase shares of the Company’s common stock are classified as liabilities on the balance sheets at their estimated fair value when the warrant holder has the option to elect to receive cash value for the warrants and, therefore, may obligate the Company to transfer assets at some point in the future. Such common stock warrants are recorded at fair value upon issuance and are subject to remeasurement to their respective estimated fair values. At the end of each reporting period, changes in the estimated fair value of such common stock warrants are recorded in the statements of operations. The Company will continue to adjust the liability associated with the liability classified common stock warrants for changes in the estimated fair value until the earlier of the exercise or expiration of the common stock warrants.

The Company issued common stock warrants in connection with the execution of certain equity and debt financings during the year ended December 31, 2023 and 2022. The Company also issued a common stock warrant in exchange for a conditional aircraft purchase order by a regional airline during the year ended December 31, 2022. These common stock warrants were accounted for at fair value at the date of issuance in additional paid-in capital. The fair value of these common stock warrants was determined using the Black-Scholes option-pricing model (see Note 8).

Research and Development

Research and development costs of the Company are expensed as incurred. These costs relate to the design and creation of the TriFan 600 aircraft.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2023 and 2022, the Company incurred advertising costs, which are included in selling and marketing expenses, of $13,485 and $6,829, respectively.

xti aircraft company

Notes to Financial Statements

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation (“ASC 718”). Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period. The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 718. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock or stock award on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The expected life of stock options was estimated using the “simplified method,” as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Income tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will either expire before the Company is able to realize the benefit, or that future deductibility is uncertain.

Interest and penalties associated with tax positions are recorded in the period assessed as general and administrative expenses. However, no interest or penalties have been assessed as of December 31, 2023.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As the Company is in a net loss position as of December 31, 2023 and 2022, all dilutive items are antidilutive and therefore basic net loss per share equals diluted net loss per share. Potentially dilutive items outstanding as of December 31, 2023 and 2022 include stock options, warrants, and convertible notes.

The JV commitment shares of 3,342,998 were included in basic EPS as of December 31, 2023 when the related liability instrument was reclassified to equity upon the termination of the joint venture on May 31, 2023 (see Note 4). Additionally, basic EPS for the years ended December 31, 2023 and 2022, included 6,817,474 of warrant shares since the exercise price was $0.01 per share.

The following table summarizes the number of common shares and common share equivalents excluded from the calculation of diluted net loss per common share for the years ended December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Options	12,370,274	19,086,943
Warrants	1,656,490	1,180,518
Convertible notes	7,893,804	5,871,575
JV commitment shares	-	3,225,599
	21,920,568	29,364,635

xti aircraft company

Notes to Financial Statements

Fair Value Measurements

ASC 820, Fair Value Measurements (“ASC 820”), provides guidance on the development and disclosure of fair value measurements. The Company follows this authoritative guidance for fair value measurements, which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States, and expands disclosures about fair value measurements. The guidance requires fair value measurements be classified and disclosed in one of the following three categories:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2: Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3: Unobservable inputs which are supported by little or no market activity and values determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

Fair value measurements discussed herein are based upon certain market assumptions and pertinent information available to management as of and during the years ended December 31, 2023 and 2022.

Recently Issued Accounting Standards Not Yet Adopted

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statements (Topic 205), Income Statement – Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation – Stock Compensation (Topic 718)”, which updates codification on how an entity would apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards should be accounted for in accordance with Topic 718, Compensation—Stock Compensation. The effective date of this update is for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently assessing potential impacts of ASU 2023-03 and does not expect the adoption of this guidance will have a material impact on its financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures”, which amends the disclosure to address investor requests for more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information and includes certain other amendments to improve the effectiveness of income tax disclosures. For entities other than public business entities, the requirements will be effective for annual periods beginning after December 15, 2025. The guidance will be applied on a prospective basis with the option to apply the standard retrospectively. Early adoption is permitted. The Company is currently assessing potential impacts of ASU 2023-09 and does not expect the adoption of this guidance will have a material impact on its financial statements and disclosures.

Note 3 – Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31, 2023	December 31, 2022
Prepaid software	$89,687	$19,917
Prepaid insurance	13,345	17,637
Deposits	21,966	3,000
	$124,998	$40,554

xti aircraft company

Notes to Financial Statements

Property and Equipment, Net

Property and equipment as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Computer and office equipment	$33,303	$33,303
Subscale unmanned aircraft in process	2,929	-
Total	36,232	33,303
Less: accumulated depreciation	(24,238)	(13,710)
	$11,994	$19,593

Depreciation expense for the years ended December 31, 2023 and 2022 was $10,528 and $12,038, respectively, and is included in general and administrative expenses.

Intangible Assets, Net

Intangible assets as of December 31, 2023 and 2022 consisted of the following:

	December 31, 2023	December 31, 2022
Patents	$413,402	$398,955
Trademarks	7,513	7,513
Total	420,915	406,468
Less: accumulated amortization	(154,594)	(127,034)
	$266,321	$279,434

Amortization expense of $27,560 and $26,597 has been recorded for years ended December 31, 2023 and 2022, respectively, which is included in general and administrative expenses.

Amortization expense on intangible assets over the next five years is anticipated to be as follows:

Amount
2024	$27,560
2025	27,560
2026	27,560
2027	27,560
2028	27,560
$137,800

Accrued and Other Current Liabilities

Accrued and other current liabilities consisted of the following:

	December 31, 2023	December 31, 2022
Accrued bonuses	$305,350	$305,350
Accrued compensation and benefits	631,172	452,747
Accrued payroll taxes	17,703	443
Accrued professional fees	101,486	24,030
Software lease obligation	71,146	-
	$1,126,857	$782,570

xti aircraft company

Notes to Financial Statements

Note 4 – Joint Venture

Effective May 31, 2021, the Company and Xeriant Inc. entered into a Joint Venture Agreement (“Agreement”) and other ancillary agreements under which Xeriant agreed to provide $10 million of funding to the Joint Venture (the “Intended Contribution”) to enable XTI to complete the preliminary design review of XTI’s TriFan 600 aircraft. In furtherance of the purpose of the Agreement, the Company granted a non-exclusive license to the joint venture to utilize XTI’s technology to complete the preliminary design of the aircraft. Xeriant provided a total of approximately $5.4 million of funding under the Agreement and ceased providing funding in December 2021. The Agreement and the ancillary agreements expired by their terms on May 31, 2023. The relevant agreements require that XTI’s technology and the assets developed by the joint venture be transferred back to XTI in exchange for Xeriant’s interest in the joint venture. Although Xeriant did not make the full Intended Contribution, it is entitled to receive a pro rata portion of the agreed 10% of XTI common stock it would have received in exchange for its joint venture interest had it made the full Intended Contribution.

The Company considered authoritative accounting guidance including ASC 815, Derivatives and hedging (“ASC 815”), and determined the obligation to deliver shares to Xeriant is a freestanding equity contract that is not indexed to its own stock and, therefore, requires liability classification. As such, the Company determined the liability should be marked to fair value each reporting period (refer to Note 8) from the date of inception through May 31, 2023, the date the joint venture terminated by its terms, which resulted in the equity consideration to settle the obligation becoming fixed at 3,342,998 shares. As of May 31, 2023, the Company reevaluated ASC 815 and determined the equity contract should be reclassified from a liability instrument to equity, since Xeriant had all rights to those shares as of May 31, 2023.

In satisfaction of its obligations and immediately prior to the effective time of the XTI Merger in March 2024, the Company issued 3,342,998 shares (representing 5.4% of XTI’s fully diluted outstanding shares as of the joint venture expiration date of May 31, 2023) to Xeriant in exchange for Xeriant’s interest in the joint venture.

Note 5 – Convertible and Promissory Notes

The following table summarizes the status of the Company’s convertible and promissory notes as of December 31, 2023 and December 31, 2022:

	December 31, 2023	December 31, 2022
Current:
Convertible Note – 2021 [a] – related party	$1,079,044	$1,007,323
Convertible Note – 2017 [b][1]	-	30,000
Convertible Note – 2018 [c][1]	-	550,000
Convertible Note – 2019 [d][1]	-	60,000
Promissory Note – 2019 [e]	-	13,985
Promissory Note – 2023 [f] – related party	125,000	-
Convertible Note – 2021 [g]	2,500,000	-
Promissory Note - 2023	3,070,187	-
Unamortized Discounts	(49,786)	(40,938)
Unamortized Loan Costs	(34,757)	-
Current convertible and promissory notes	$6,689,688	$1,620,370

Long-term:
Convertible Note – 2021 [g]	-	2,500,000
Convertible Note – 2017 [h]	1,986,918	1,254,529
Convertible Note – 2022 [i]	600,000	600,000
Convertible Note – 2023 [j]	300,000	-
Convertible notes, at fair value[1]	16,803,863	-
SBA loan	65,000	65,000
Unamortized Discounts	(1,209,860)	(701,217)
Unamortized Loan Costs	-	(122,712)
Long-term convertible and promissory notes	$18,545,921	$3,595,600

[1]	convertible notes were amended on November 1, 2023 to amend conversion terms and to extend the maturity date which resulted in long-term balance sheet classification. For accounting purposes, the amendments were treated as an extinguishment and reissuance of debt which resulted in the notes being restated at fair value as of the amendment date and further marked to market as of December 31, 2023.

xti aircraft company

Notes to Financial Statements

The future scheduled principal maturities of long-term convertible and promissory notes for the five years subsequent to December 31, 2023 are as follows:

2024	$-
2025	$900,000
2026	$2,626,918
2027	$-
2028	$-

Convertible Note – 2021 [a] – related party

On December 31, 2021, the Company and its Chairman and majority stockholder, David Brody, agreed to combine existing notes and a revolver into a new convertible note. The convertible note has a principal amount of $1,007,323 and accrues interest at a rate of 4% compounded annually, provided that on and after the maturity dates (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 10% per annum.

On October 1, 2023, the existing convertible note entered into on December 31, 2021 was replaced by a new convertible note with a principal balance of $1,079,044 (prior loan principal of $1,007,323 plus accrued interest of $71,721) and with a maturity date of April 1, 2024 (as amended). The replacement convertible note accrues interest at a rate of 4% compounded annually, provided that on and after the maturity dates interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 10% per annum. At any time prior to the maturity date, the noteholder may convert all or a portion of the outstanding note balance into shares of the Company at a conversion price equal to $1.00.

Interest expense on this obligation for the years ended December 31, 2023 and 2022 was $42,219 and $40,293, respectively. As of December 31, 2023 and December 31, 2022, the accrued interest payable on this obligation was $10,791 and $40,293, respectively.

Convertible Note – 2017 [b]

During 2017, the Company entered into a convertible note with a stockholder who is now an employee of the Company. The note has a principal amount of $30,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date, interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum.

Interest expense on this obligation for the years ended December 31, 2023 and 2022 was $4,120 and $3,745, respectively. As of December 31, 2023 and 2022 accrued interest payable on this obligation was $743 and $11,200, respectively.

The note’s maturity date and conversion features were amended on November 1, 2023, as further described under “2023 Amendments to Convertible Note – 2017 [b], Convertible Note - 2018 [c], and Convertible Note – 2019 [d]” within this note section.

Convertible Note – 2018 [c]

During 2018, the Company entered into a convertible note with a consultant and warrant holder of the Company. The note has a principal amount of $550,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum.

Interest expense on this obligation for the years ended December 31, 2023 and 2022 was $81,868 and $74,425, respectively. As of December 31, 2023 and 2022, accrued interest payable on this obligation was $14,674 and $268,676, respectively.

The note’s maturity date and conversion features were amended on November 1, 2023, as further described under “2023 Amendments to Convertible Note – 2017 [b], Convertible Note - 2018 [c], and Convertible Note – 2019 [d]” within this note section.

Convertible Note – 2019 [d]

During 2019, the Company entered into a convertible note with a consultant and stockholder of the Company. The note has a principal amount of $60,000 and accrues interest at a rate of 10.0% per annum, provided that on and after the maturity date (noted below) interest shall accrue from and after such date on the unpaid principal and all accrued but unpaid interest of the note at a rate of 12.0% per annum.

Interest expense on this obligation for the years ended December 31, 2023 and 2022 was $8,751 and $7,956, respectively. As of December 31, 2023 and 2022, accrued interest payable on this obligation was $1,459 and $27,514, respectively.

The note’s maturity date and conversion features were amended on November 1, 2023, as further described under “2023 Amendments to Convertible Note – 2017 [b], Convertible Note - 2018 [c], and Convertible Note – 2019 [d]” within this note section.

Promissory Note – 2019 [e]

During 2019, the Company converted outstanding payable balances owed to a consultant and stockholder of the Company into a promissory note. The Company repaid the outstanding principal and accrued interest balances in full during August 2023. The note had a principal amount of $85,984 and accrued interest at a rate of 5.0% per annum. The principal balance outstanding as of December 31, 2023 and 2022 was $0 and $13,985, respectively.

xti aircraft company

Notes to Financial Statements

Interest expense on this obligation for the years ended December 31, 2023 and 2022 was $149 and $1,096, respectively. As of December 31, 2023 and 2022, accrued interest payable on this obligation was $0 and $11,802, respectively.

Promissory Note – 2023 [f] – related party

On January 5, 2023, the Company entered into a promissory note agreement with David Brody. The note has a principal amount of $125,000 and accrues interest at a rate of 5% per annum. The note matures on April 30, 2024 (as amended).

Interest expense on this obligation for the year ended December 31, 2023 was $6,324. As of December 31, 2023, accrued interest payable on this obligation was $6,234.

Convertible Note – 2021 [g]

During 2021, the Company entered into convertible notes with a syndicate of investors. The notes have a combined principal amount of $2,500,000 and accrue interest at a rate of 4.0% per annum. In conjunction with the convertible notes, the Company issued stock options for the purchase of a total of 525,000 shares of common stock at an exercise price of $1.50. The options are exercisable upon the date of grant through the contractual term of 10 years. The noteholders have the right to receive repayment of the note at the earlier of (i) a change of control or (ii) at the note’s maturity date of May 23, 2024 in either cash or in shares of common stock of the Company at a value of $1.00 per share. The share conversion may occur prior to May 23, 2024 either (i) automatically upon the occurrence of the Company raising $10 million in financing, or (ii) at the option of the noteholder upon a change of control.

This convertible note is presented on the balance sheet net of (i) unamortized discounts of $49,786 related to options issued in conjunction with this convertible note, and (ii) unamortized loan costs of $34,757 related to the origination costs of the loan, for a net carrying balance of $2,415,457 as of December 31, 2023.

Interest expense on this obligation for the years ended December 31, 2023 and 2022 was $100,000 and $100,000, respectively. As of December 31, 2023 and 2022, the accrued interest payable balance on this obligation was $260,484 and $160,484, respectively.

Promissory Note – 2023

On July 24, 2023 and in conjunction with the merger agreement (see Note 10), the Company and Inpixon agreed to consolidate existing promissory notes into a new Senior Secured Promissory Note (“Inpixon Promissory Note”) with an initial principal balance of $535,407. Prior to subsequent amendments, the Inpixon Promissory Note provided an aggregate principal amount up to $2,313,407.

The Inpixon Promissory Note bears interest at 10% per annum, compounded annually, and for each future loan, beginning on the date the future loan is advanced to XTI.

The outstanding principal amount under the Inpixon Promissory Note, together with all accrued and unpaid interest, shall be due and payable upon the earlier of (a) December 31, 2023, (b) when declared due and payable by Inpixon upon the occurrence of an event of default, or (c) within three business days following termination of the Merger Agreement (i) by XTI because the XTI Board adopts a superior proposal prior to delivering the XTI Stockholder Consent, or (ii) by Inpixon because the XTI Board has made a change in recommendation, or XTI has breached or failed to perform in any material respect any of its covenants and agreements regarding obtaining its required stockholder approval or non-solicitation. The Inpixon Promissory Note will be forgiven and of no further force if the Merger Agreement is terminated by the Inpixon Board because it adopts a superior proposal prior to obtaining the required Inpixon stockholder approval, subject to Inpixon’s rights and remedies under the Promissory Note, the Security Agreement, and the Merger Agreement. If the Merger Agreement is terminated by XTI because the Inpixon Board makes a change in recommendation or Inpixon is in material breach of its covenants and agreements regarding obtaining its required stockholder approval or non-solicitation, the maturity date of the Inpixon Promissory Note will be extended to December 31, 2024.

The Security Agreement grants Inpixon a first priority security interest in and lien upon all of XTI’s property to secure the repayment of the Inpixon Promissory Note.

On November 13, 2023, the Inpixon Promissory Note was amended and restated to provide for an additional $700,000 in future loans. The restated principal balance of the Inpixon Promissory Note per the first amendment was $2,370,187, which included the total of all previous cash advances made by Inpixon to XTI plus accrued interest on those cash advances through November 13, 2023. The maximum principal amount per the amended and restated Inpixon Promissory Note is $3,070,187, which was calculated based on the restated principal balance plus an aggregate of $700,000 in future loans. The interest rate and maturity date terms were not amended from the original note agreement dated July 24, 2023.

xti aircraft company

Notes to Financial Statements

Subsequent to November 13, 2023, Inpixon advanced an additional $700,000 to the Company, which increased the principal balance to $3,070,187 as of December 31, 2023.

On January 30, 2024, the Company and Inpixon executed a second amendment to the Inpixon Promissory Note which extended the maturity date to March 31, 2024 and increased the maximum available for borrowing under the note to $4,000,000. As the Company became a subsidiary of XTI Aerospace because of the XTI Merger, both parties intend to legally cancel this intercompany (post-merger) promissory note during the second quarter of 2024.

Interest expense on this obligation for the year ended December 31, 2023 was $105,719. As of December 31, 2023, accrued interest payable on this obligation was $38,032.

Convertible Note – 2017 [h]

During 2017, the Company entered into a convertible note with a stock options holder and former board member of the Company. The note had a principal amount of $715,000 and accrued interest at a rate of 10.0% per annum. On April 1, 2021, the principal and accrued interest on this note (totaling $1,029,539) plus an additional $225,000 of new cash were combined into a new convertible note with a principal balance of $1,254,529. The new note bears interest at a rate of 10.0% per annum. The original convertible note was cancelled as part of this new note.

On May 9, 2023, the principal and accrued interest of the existing convertible note plus an additional $450,000 in cash were combined into a new replacement convertible note (the “Replacement Note”) with a principal amount of $1,986,918. The aforementioned convertible note entered into on April 1, 2021 was cancelled in connection with the issuance of the Replacement Note. The Replacement Note accrues interest at a rate of 10% per annum and matures on December 31, 2026. The noteholder has the right to receive repayment of the principal balance plus accrued interest at any time prior to the maturity date in shares of common stock of the Company at a value of $1.00 per share. If the noteholder has not provided the Company with prior written notice to either convert the note into shares or to demand cash repayment of the note on the maturity date, the remaining principal balance of the note plus accrued interest will automatically convert into shares on the maturity date.

In conjunction with the replacement note, the Company cancelled 627,264 warrants previously issued to the noteholder and issued 993,459 new warrants with an exercise price of $1.50. The new warrants are exercisable upon the date of grant through the expiration date of May 9, 2028.

The replacement note is presented on the balance sheet net of unamortized discounts of $880,945 related to warrants issued in conjunction with this convertible note, for a net carrying balance of $1,105,973 as of December 31, 2023.

Interest expense on this obligation for the years ended December 31, 2023 and 2022 was $181,090 and $134,862, respectively. As of December 31, 2023 and 2022, accrued interest payable on this obligation was $127,654 and $228,952, respectively.

Convertible Note – 2022 [i]

On October 21, 2022, the Company entered into a convertible note agreement with an existing convertible note and stock option holder. The note has a principal amount of $600,000 and accrues interest at a rate of 10.0% per annum.

In conjunction with the convertible note, the Company issued warrants for the purchase of a total of 150,000 shares of common stock at an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years.

The note matures on October 21, 2025. The holder of the note has the right to receive repayment of the note upon maturity in either cash or in shares of common stock of the Company at a value of $1.25 per share. However, the share conversion may occur prior to October 21, 2025 at the option of the holder, or automatically converted by the Company upon the occurrence of any of the following:

●	Qualified Financing involving the sale of equity capital of the Company resulting in gross proceeds to the Company of at least $10 million, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to 75% of the cash price per share paid by purchasers participating in the Qualified Financing.

●	Qualified Business Combination involving a merger, share exchange, or reorganization not involving a change of control, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to the lower of (a) $1.25 or (b) 75% of the per share value imputed to the common stock in the Qualified Business Combination.

●	Change of Control – a sale, conveyance, or other disposition of all or substantially all of the Company’s assets or a merger of the Company with or into, or consolidation with, any other entity, as a result of which less than 50% of the voting power of the surviving entity is held by persons that are stockholders of the Company, at which time the principal of the note and any accrued interest would convert into common shares at a conversion price equal to 75% of the cash price per share imputed to the common stock in the Change of Control.

xti aircraft company

Notes to Financial Statements

As the number of shares issued at settlement of the convertible note fluctuates based on the fair value of the Company’s equity shares under a Qualified Financing, Qualified Business Combination, or Change in Control scenario, the convertible note is classified as share-settled debt under accounting guidelines. Although the note may be settled in a variable number of shares in the event of a conversion, the predominant or likely event that would cause share settlement would be a Qualified Financing or a Qualified Business Combination, which are within the control of the Company. Therefore, there is not an obligation (either conditionally or unconditionally) to deliver a variable number of shares.

In determining the accounting treatment of the note’s share-settled redemption features, the Company considered authoritative accounting guidance including ASC 815-15, Derivatives and Hedging - Embedded Derivatives, which provides accounting guidance on when an embedded component should be separated from its host instrument and accounted for separately as a derivative. Based on this guidance, the Company determined the share-settled redemption features are not clearly and closely related to the debt host because the features require settlement at a premium above 10% of par, which is deemed to be substantial, and is a contingently redeemable put feature that accelerates the repayment of principal. As such, the Company determined the redemption features should be bifurcated and accounted for separately as a derivative.

At issuance of the note, the bifurcated embedded derivative liability was measured at a fair value amount of $150,000, which is classified as Loan Conversion Derivatives within the accompanying balances sheets, and the remaining issuance proceeds were allocated to the note. Subsequent to the initial measurement, the Company will re-measure the derivative at fair value at each reporting date with changes to the fair value recognized in earning (see Note 8). Additionally, the Company will accrete the note to its redemption value from the issuance date.

This convertible note is presented on the balance sheet at principal of $600,000, less unamortized discounts of $234,453 related to the embedded redemption feature and the warrants issued in conjunction with this convertible note for a net carrying balance of $365,547 as of December 31, 2023.

Interest expense on this obligation for the years ended December 31, 2023 and 2022 was $60,000 and $11,836, respectively. As of December 31, 2023 and 2022, accrued interest payable on this obligation was 71,836 and $11,836, respectively.

Convertible Note – 2023 [j]

On January 30, 2023, the Company entered into a convertible note agreement with an existing convertible note and stock option holder. The note has a principal amount of $300,000 and accrues interest at a rate of 10.0% per annum.

In conjunction with the convertible note, the Company issued warrants for the purchase of a total of 39,063 shares of common stock at an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years.

The note matures on October 21, 2025 and has similar conversion terms as Convertible Note – 2022 [i], which resulted in a bifurcated embedded derivative liability at a fair value amount of $75,000 being recognized as of the note’s issuance date. Subsequent to the initial measurement, the Company will re-measure the derivative at fair value at each reporting date with changes to the fair value recognized in earnings (see Note 8). Additionally, the Company will accrete the note to its redemption value from the issuance date.

This convertible note is presented on the balance sheet at a principal amount of $300,000, less unamortized discounts of $94,462 related to the embedded redemption feature and the warrants issued in conjunction with this convertible note for a net carrying balance of $205,538 as of December 31, 2023.

Interest expense on this obligation for the year ended December 31, 2023 was $27,616. As of December 31, 2023, accrued interest payable on this obligation was $27,616.

Convertible notes, at fair value

2023 Amendments to Convertible Note – 2017 [b], Convertible Note - 2018 [c], and Convertible Note – 2019 [d]

During October 2023, the Company and the noteholders agreed to amend the convertible notes to extend the maturity date to November 1, 2026. At the time of the amendment, the noteholders had not converted any amount into shares of the Company. In addition, the conversion terms of the note were amended as follows:

●	Optional Conversion Prior to Maturity – Prior to maturity, each noteholder may elect to convert all or a portion of the note into a number of Company common shares equal to (i) the outstanding amount of principal and interest, after prior conversions and repayments, if any, under this Note, divided by (ii) the current fair market value of the common shares, as determined in good faith by the Company’s Board of Directors (“Voluntary Conversion Price”).

xti aircraft company

Notes to Financial Statements

●	Mandatory Conversion - Upon the effective consummation of the pending merger with Inpixon, the outstanding principal and interest of the note that have not been converted will be converted into a number of shares equal to the outstanding amount of principal and interest, after conversions and repayments, if any, divided by the conversion price. For mandatory conversions the conversion price is equal to (i) 2.5 multiplied by (ii) the average of the closing prices of the Inpixon common stock for the five trading days immediately preceding the consummation of the pending merger with Inpixon.

The Company accounted for the amendments to the convertible notes as an extinguishment of debt and reissuance of the convertible notes in accordance with ASC 470-50, Debt – Modifications and Extinguishments, due to the addition of a substantive conversion feature. As the Company elected to account for these convertible notes using the fair value option, the Company measured the convertible notes at a fair value of $7,660,062, which resulted in a loss on extinguishment of $6,634,898. As of the December 31, 2023 reporting date, the Company re-measured the convertible notes at fair value resulting in an increase to the convertible notes of $9,143,801. The total derivative liability as of December 31, 2023 was $16,803,863 and is classified as Convertible notes at fair value within the accompanying balance sheets. If the notes are not converted, the cash settlement value of the convertible notes as of December 31, 2023 is $1,042,128, which includes principal and interest.

SBA Loan

On June 3, 2020, the Company entered into a promissory note with the U.S. Small Business Administration (SBA). The note has a principal amount of $65,000 and accrues interest at a rate of 3.75% per annum. Monthly interest only payments commenced on June 3, 2021. The note matures on June 3, 2050 and is collateralized by tangible and intangible personal assets of the Company. As of December 31, 2023 and 2022, accrued interest payable on this obligation was $178 and $6,439, respectively.

Note 6 – Stockholders’ Equity

The Company has authorized 100,000,000 shares of $0.001 par value common stock.

Issuances of Common Stock

During the year ended December 31, 2023, the Company issued and sold 179,200 shares of common stock to a non-executive officer and his family member at $1.25 per share for gross proceeds of $224,000.

During the year ended December 31, 2022, the Company issued and sold 28,700 shares of common stock to a family member of a non-executive officer at $1.75 per share for gross proceeds of $50,225.

Stock Option Plan

During 2017, the Company adopted the 2017 Employee and Consultant Stock Ownership Plan (“2017 Plan”), which was amended in 2021 to increase the maximum shares eligible to be granted under the Plan. The Company may issue awards up to a maximum of 30,000,000 common shares in the form of restricted stock units and stock options to employees, directors, and consultants.

xti aircraft company

Notes to Financial Statements

Under the 2017 Plan, stock options are generally granted with an exercise price equal to the estimated fair value of the Company’s common stock, as determined by the Company’s Board of Directors on the date of grant. Options generally have contractual terms of ten years. Incentive stock options (ISO) may only be granted to employees, whereas all other stock awards may be granted to employees, directors, consultants and other key persons.

As of December 31, 2023, the Company had 13,014,685 options outstanding comprised of (i) 8,214,685 fully vested options granted to employees, directors, consultants and other key persons, and (ii) 4,800,000 unvested options granted to employees that either vest over a 4-year period or vest based on achievement of performance milestones as it relates to stock options that were granted to members of the management team in March 2023, as discussed below.

During the year ended December 31, 2023, the Company granted 3,050,000 stock options to members of its management team, which vest based on the achievement of certain performance-based conditions as outlined in the option award agreements. The Black-Scholes fair value and exercise price of the stock options granted to the management team was $1.05 and $1.67, respectively. As of December 31, 2023, the Company recognized $960,750 of expense or 30% of the grant date fair value of these management options as 30% of the total options granted were deemed probable of vesting as of that date.

The Company recognized $1,523,522 and $4,563,007 of stock compensation expense for the year ended December 31, 2023 and 2022, respectively, which is included in general and administrative expenses in the accompanying statements of operations. Unrecognized compensation expense as December 31, 2023 was $3,826,786, which will be amortized to expense over the weighted average remaining term of approximately 1.25 years.

The Company made an accounting policy election to account for stock option forfeitures of employee awards as they occur. During the year ended December 31, 2022, the Company recognized $14,469,884 in stock option forfeiture income relating to the departure of two executives, which was recorded in Other income (expense) in the accompanying statements of operations.

See below for a summary of the stock options granted under the 2017 plan:

	2017 Plan	Weighted Average Exercise Price per Share
Outstanding – January 1, 2022	20,815,405	$1.60
Granted	4,190,500	$1.70
Exercised	-	$-
Expired	-	$-
Forfeitures	(14,881,220)	$(1.64)
Outstanding – December 31, 2022	10,124,685	$1.58
Granted	3,050,000	$1.67
Exercised	-	$-
Expired	-	$-
Forfeitures	(160,000)	$(1.75)
Outstanding – December 31, 2023	13,014,685	$1.60

Exercisable at December 31, 2022	6,694,685	$1.51

Exercisable at December 31, 2023	8,214,685	$1.55

The weighted average Black-Scholes fair value and exercise price of stock options issued during the year ended December 31, 2022 was $1.05 and $1.70 per share, respectively.

xti aircraft company

Notes to Financial Statements

Warrants

The following table summarizes the status of the Company’s common stock warrants as of December 31, 2023 and changes during the period then ended:

Common Stock Warrants	Number of Underlying Shares	Weighted Average Exercise Price per Share
Outstanding – January 1, 2022	1,607,563	$0.97
Granted	6,522,585	$0.06
Outstanding – December 31, 2022	8,130,148	$0.24
Granted	1,159,633	$1.51
Cancelled	(627,264)	$1.50
Expired	(14,783)	$(1.50)
Outstanding – December 31, 2023	8,647,734	$0.32

On February 2, 2022, the Company executed a conditional purchase order (“Aircraft Purchase Agreement”) with a regional airline customer to deliver 100 TriFan aircraft. In conjunction with this purchase order, the Company issued a warrant for the purchase of a total of 6,357,474 shares of common stock at an exercise price of $0.01. The warrant vests as follows:

●	One third (1/3rd) of the warrants vested on February 2, 2022 upon execution of the purchase order agreement;

●	One third (1/3rd) of the warrants will vest: (i) in the event that the Company is acquired by a special purpose acquisition corporation (SPAC) and the customer, in its sole discretion, invests a minimum of $10 million in any private investment in public entity (PIPE) consummated in connection with such SPAC transaction, or (ii) upon the occurrence of any other Liquidation Event (as defined in the agreement) resulting in change control of the Company; and

●	One third (1/3rd) of the warrants will vest upon acceptance of delivery and final purchase by the customer of the first TriFan aircraft.

As of December 31, 2023, warrants to purchase one-third or 2,119,137 shares were vested. The other two vesting milestones noted above have not yet been achieved. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $11,067,091, which the vested portion of $3,652,140 has been recorded as general and administrative expense and additional paid-in-capital for the year ended December 31, 2022.

Effective as of March 11, 2024, we entered into an amendment (the “Warrant Amendment”) with the same regional airline customer. The Warrant Amendment modifies the vesting criteria with respect to the shares of common stock underlying the warrant. As amended by the Warrant Amendment, (i) one-third of the shares represented by the warrant vested upon the execution and delivery of the conditional aircraft purchase contract, dated February 2, 2022, by and between the Company and regional airline customer, relating to the purchase of 100 TriFan 600 aircraft, (ii) one-sixth of the shares vested on March 12, 2024, (iii) one-sixth of unvested shares lapsed on March 12, 2024, and (iv) one-third of the shares will vest upon the acceptance of delivery and final purchase of the first TriFan 600 aircraft by the regional airline customer pursuant to the Aircraft Purchase Agreement. The Warrant Amendment requires the parties to agree on an initial strategic public and industry announcement within 90 days of March 11, 2024 or such other time as the parties may mutually agree. On March 12, 2024 and per a warrant exercise letter agreement, a total of 3,178,737 vested warrant shares were net exercised at a reduced exercise price of $0.001 into 3,171,615 common shares of the Company immediately prior to the XTI Merger closing time.

On October 21, 2022 and in conjunction with the Convertible Note 2022[i] (Note 5), the Company issued 150,000 warrants with an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years. Using the Black-Scholes model, the Company determined the net grant-date fair value of the warrants was $152,415, which has been recorded as a debt discount and additional paid-in-capital.

During the year ended December 31, 2022, the Company issued a service provider warrants for 15,111 shares of common stock at an exercise price of $1.50 per share.

On January 30, 2023 and in conjunction with the Convertible Note 2023[j] (Note 5), the Company issued 39,063 warrants with an exercise price of $1.92. The warrants are exercisable upon the date of grant through the contractual term of 5 years. Using the Black-Scholes model, the Company determined the net grant-date fair value of the warrants was $39,258, which has been recorded as a debt discount and additional paid-in-capital.

On May 9, 2023, the Company issued warrants to a non-executive officer and his family member to purchase 90,000 shares of common stock at a $1.50 exercise price with a maturity date of May 9, 2028. The warrants may be exercised at the option of the holders anytime from the issuance date through the maturity date. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $97,542, which was recorded in general and administrative expenses and additional paid-in-capital during the year ended December 31, 2023.

xti aircraft company

Notes to Financial Statements

On May 9, 2023 and in conjunction with the Convertible Note 2017 [h] (Note 5), the Company cancelled 627,264 warrants previously issued with an exercise price of $1.50 and issued 993,459 new warrants with an exercise price of $1.50. The warrants are exercisable upon the date of grant through the contractual term of 5 years. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $1,076,711, which has been recorded as a debt discount and additional paid-in-capital.

On June 30, 2023, the Company issued a service provider warrants for 7,493 shares of common stock at an exercise price of $1.50 per share.

On July 19, 2023, the Company issued warrants to a non-executive officer to purchase 22,000 shares of common stock at a $1.50 exercise price with a maturity date of July 19, 2028. The warrants may be exercised at the option of the holders anytime from the issuance date through the maturity date. The Company evaluated the warrants determining the warrants are equity classified. Using the Black-Scholes model, the Company determined the grant-date fair value of the warrants was $23,844, which was recorded in general and administrative expenses and additional paid-in-capital during the year ended December 31, 2023.

On December 31, 2023, the Company issued a service provider warrants for 7,618 shares of common stock at an exercise price of $1.50 per share.

Warrants granted during the year ended December 31, 2023 and during the year ended December, 31, 2022 were valued using the following Black-Scholes pricing model inputs:

	2023	2022
Risk Free Interest Rate	3.51% - 4.13%	1.60% - 4.16%
Expected Dividend Yield	0.00%	0.00%
Expected Volatility	74.10%	74.00% - 74.10%
Expected Life (years)	5.0	5.0
Fair Value per Warrant	$1.01 - $1.08	$1.02 - $1.74

Note 7 - Related Party Transactions

See Note 5 for disclosure of related party promissory notes and convertible notes.

The Company’s founder and majority stockholder, David Brody, provides legal and strategic consulting services for the Company. During the years ended December 31, 2023 and 2022, the Company paid Mr. Brody compensation of $60,000 and $100,000, respectively. As of December 31, 2023 and December 31, 2022, the Company owed Mr. Brody accrued compensation of $320,000 and $260,000, respectively, which is included in Related Party Payables within the accompanying balance sheets. Pursuant to an amendment to the consulting agreement, these accrued amounts were waived by Mr. Brody and the consulting agreement terminated in connection with the closing of the merger in 2024.

During the year ended December 31, 2023 and 2022, the Company paid its CFO consultant, Scott Pomeroy, who is also a board member and stock options holder, compensation of $152,250 and $63,000, respectively. As of December 31, 2023 and December 31, 2022, the Company owed Mr. Pomeroy accrued compensation of $99,750 and $46,125, respectively, which is included in Related Party Payables within the accompanying balance sheets.

During the years ended December 31, 2023 and 2022, the Company paid its Chief Operating Advisor (COA) consultant, Charlie Johnson, who is also a board member and stockholder, compensation of $60,000 and $30,000, respectively. As of December 31, 2023 and December 31, 2022, the Company owed Mr. Johnson accrued compensation of $120,000 and $60,000, respectively, which is included in Related Party Payables within the accompanying balance sheets. Pursuant to an amendment to the consulting agreement in 2024, the Company paid $60,000 to Mr. Johnson in March 2024 and the remaining accrued compensation balance of $60,000 was waived.

Note 8 – Fair Value Measurements

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in ASC 820. The framework is based on the inputs used in valuation and gives the highest priority to quoted prices in active markets and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates in the ASC 820 hierarchy is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions. We classified our financial instruments measured at fair value on a recurring basis in the following valuation hierarchy.

xti aircraft company

Notes to Financial Statements

The Company’s assets measured at fair value consisted of the following at December 31, 2023 and December 31, 2022:

	Level 1	Level 2	Level 3	Total
As of December 31, 2023:
Liabilities:
Warrant liability	-	-	497,653	497,653
Convertible notes, at fair value			16,803,863	16,803,863
Loan conversion derivative liability	-	-	333,150	333,150
	-	-	$17,634,666	$17,634,666
As of December 31, 2022:
Liabilities:
JV obligation	-	-	$5,386,751	$5,386,751
Warrant liability	-	-	333,344	333,344
Loan conversion derivative liability	-	-	150,000	150,000
	-	-	$5,870,095	$5,870,095

There were no financial assets and liabilities measured on a non-recurring basis as of December 31, 2023 or December 31, 2022.

The warrants were valued at the time of grant using the Black-Scholes model. Key assumptions include a 5-year term, volatility between 74.00% and 74.10%, and no expected dividends. The JV obligation, warrant liability, convertible notes and loan conversion derivatives in the table above were valued at the Company’s estimated share price based on an independent valuation as of the date of remeasurement, which was $1.67 as December 31, 2022 and $2.33 as of December 31, 2023.

The initial measurement of the convertible notes, at fair value was determined based on (i) the number of XTI common shares that would be delivered to the note holder upon note conversion, multiplied by (ii) the XTI share price as of the initial measurement date of $1.67 which was based on an independent valuation. The remeasurement of the convertible notes, at fair value as of the December 31, 2023 reporting date was based on the updated number of XTI common shares to be delivered upon note conversion and the current XTI share price which increased to $2.33 based on an updated independent valuation. The updated valuation utilized a market approach to value the Company through an analysis of comparable public companies. Key assumptions used in the valuation include discount of lack of marketability of 11%, selected discount rate of 60% for “start-up” stage as the Company is several years away from generating revenue, and volatility of 106%.

Below is a reconciliation of the JV obligation for the years ended December 31, 2023 and 2022 for which significant unobservable inputs were used to determine fair value:

JV obligation	Level 3
Balance – January 1, 2022	$5,717,252
Change in fair value of JV obligation	(330,501)
Balance – December 31, 2022	5,386,751
Change in fair value of JV obligation	196,055
Reclassification of JV obligation to equity	(5,582,806)
Balance – December 31, 2023	$-

Below is a reconciliation of the Warrant liability for the years ended December 31, 2023 and 2022 for which significant unobservable inputs were used to determine fair value:

Warrant liability	Level 3
Balance – January 1, 2022	$345,292
Change in fair value of warrant liability	(11,948)
Balance – December 31, 2022	333,344
Change in fair value of warrant liability	164,309
Balance – December 31, 2023	$497,653

Below is a reconciliation of the Convertible notes, at fair value for the year ended December 31, 2023 for which significant unobservable inputs were used to determine fair value:

Convertible notes, at fair value	Level 3
Balance – December 31, 2022	$-
Initial measurement of debt[1]	7,660,062
Change in fair value of convertible notes[1]	9,143,801
Balance – December 31, 2023	$16,803,863

[1]	Refer to Note 5 – “Convertible notes, at fair value - 2023 Amendments to Convertible Note – 2017 [b], Convertible Note - 2018 [c], and Convertible Note – 2019 [d]”

xti aircraft company

Notes to Financial Statements

Below is a reconciliation of the Loan conversion derivatives for the years ended December 31, 2023 and 2022 for which significant unobservable inputs were used to determine fair value:

Loan conversion derivative liability	Level 3
Balance – January 1, 2022	$-
Initial measurement of derivative[1]	150,000
Change in fair value of loan conversion derivative liability	-
Balance – December 31, 2022	150,000
Initial measurement of derivative[2]	75,000
Change in fair value of loan conversion derivative liability	108,150
Balance – December 31, 2023	$333,150

[1]	Refer to Note 5 – “Convertible Note – 2022 [i]”
[2]	Refer to Note 5 – “Convertible Note – 2023 [j]”

Note 9 – Commitments and Contingencies

Contingencies

The Company is subject to claims and assessments from time to time in the ordinary course of business. Accruals for litigation and contingencies are reflected in the financial statements based on management’s assessment, including the advice of legal counsel, of the expected outcome of litigation or other dispute resolution proceedings and/or the expected resolution of contingencies. Liabilities for estimated losses are accrued if the potential losses from any claims or legal proceedings are considered probable and the amounts can be reasonably estimated. Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount can be reasonably estimated. Accruals are based only on information available at the time of the assessment due to the uncertain nature of such matters. As additional information becomes available, management reassesses potential liabilities related to pending claims and litigation and may revise its previous estimates, which could materially affect the Company’s results of operations in a given period. As of December 31, 2023 and December 31, 2022, the Company was not involved in any material legal proceedings, except as discussed below.

On December 6, 2023, Xeriant, Inc. (“Xeriant”) filed a complaint against XTI, along with two unnamed companies and five unnamed persons, in the United States District Court for the Southern District of New York. The complaint, as amended in January and February 2024, alleges that XTI, through multiple breaches and fraudulent actions, has caused substantial harm to Xeriant and has prevented it from obtaining compensation owed to it under various agreements entered into between Xeriant and XTI, including but not limited to a joint venture agreement, a cross-patent license agreement, an operating agreement, and a letter agreement. In particular, Xeriant contends that XTI gained substantial advantages from the intellectual property, expertise, and capital deployed by Xeriant in the design and development of XTI’s TriFan 600 aircraft yet has excluded Xeriant from the transaction involving the TriFan 600 technology in our merger with Inpixon, which has resulted in a breach of the Letter Agreement, in addition to the other aforementioned agreements. Xeriant, in the second amended complaint, asserts the following causes of action: (1) breach of contract; (2) intentional fraud; (3) fraudulent concealment; (4) quantum meruit; (5) unjust enrichment; (6) unfair competition/deceptive business practices; and (7) misappropriation of confidential information, and seeks damages in excess of $500 million, injunctive relief enjoining us from engaging in any further misconduct, the imposition of a royalty obligation, and such other relief as deemed appropriate by the court. On March 13, 2024, XTI moved for partial dismissal of the complaint, Counts 2 through 7 in particular. XTI argued that Counts 2 through 7 are (1) impermissible attempts to repackage claims arising from contractual dispute as quasi-contractual or tort claims; and (2) expressly refuted by the clear and unequivocal terms of the aforementioned agreements. The case is in its early stages, no discovery with respect to the Company has occurred, and we are unable to estimate the likelihood or magnitude of a potential adverse judgment. The Court has neither scheduled XTI’s motion for hearing nor otherwise ruled upon it. XTI nevertheless denies the allegations of wrongdoing contained in the complaint and is vigorously defending against the lawsuit.

Scott Pomeroy Consulting Agreement

Mr. Pomeroy entered into a consulting agreement dated July 1, 2022, as amended effective January 1, 2023, that provided for his engagement as XTI’s Chief Financial Officer. The agreement provided that Mr. Pomeroy receive a monthly compensation of $17,500. Pursuant to the consulting agreement and in connection with the closing of the XTI Merger in March 2024, Mr. Pomeroy received 4,000,000 shares of Legacy XTI common stock. Effective upon closing time of the XTI Merger, Mr. Pomeroy was appointed as XTI Aerospace’s Chief Executive Officer. It is anticipated that XTI Aerospace and Mr. Pomeroy will enter into an employment agreement on terms to be approved by the XTI Aerospace Board but which are expected to provide for an annual base salary of approximately $400,000 and a cash bonus target in an amount of up to 150% of base salary upon the satisfaction of certain performance criteria and milestones which shall be determined and approved by XTI Aerospace’s Compensation Committee.

xti aircraft company

Notes to Financial Statements

Note 10 – Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

There are no significant matters determined to be unrecognized tax benefits taken or expected to be taken in a tax return, in accordance with ASC 740 “Income Taxes”, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements and have been recorded on the Company’s financial statements for the years ended December 31, 2023 and 2022. The Company does not anticipate a material change to unrecognized tax benefits in the next twelve months.

The income tax provision from operations was $0 for the tax years ended December 31, 2023 and 2022.

A reconciliation between the expected federal income tax rate and the actual tax rate is as follows:

	December 31,
	2023	2022
Federal income taxes at 21% and 21%	$(5,263,915)	$(99,314)

Increase in income taxes resulting from:
State and local income taxes, net of federal benefit	(1,102,916)	(17,309)
Change in valuation allowance	1,754,923	(822,216)
Incentive stock options	54,176	(342,025)
Liability adjustments to fair value	4,126,793	(81,502)
Warrant expense	30,832	909,715
Other permanent items	162,911	130,241
Deferred only adjustment	237,196	322,410
Provision for income taxes	$-	$-

A summary of deferred tax assets and liabilities are as follows:

	December 31,
	2023	2022
Deferred tax assets
Accruals and reserves	$1,347,934	$727,106
Capitalized R&D	866,425	657,802
Stock based compensation	2,443,347	2,391,085
Net operating loss carryforwards	3,866,739	2,993,529
Total deferred tax assets	8,524,445	6,769,522
Valuation allowance	(8,524,445)	(6,769,522)
Net deferred tax assets	$ -	$ -

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.

xti aircraft company

Notes to Financial Statements

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the business in which the Company operates, projections of future profitability are difficult and past operating results are not necessarily indicative of future profitability. Management does not believe it is more likely than not that the deferred income tax assets will be realized; accordingly, a full valuation allowance has been established on net deferred income tax assets as of December 31, 2023 and as of December 31, 2022. As of December 31, 2023 and 2022, the change in valuation allowance was $1,754,923 and ($822,216), respectively.

As of December 31, 2023, the Company had net operating loss carryforwards (“NOLs”) of approximately $15.3 million comprising of $3.5 million of state and approximately $11.7 million of federal, of which approximately $1.4 million will begin to expire in 2036 and the remainder do not expire.

As of December 31, 2022, the Company had NOLs of approximately $11.8 million comprising of approximately $2.6 million of state and approximately $9.2 million of federal.

As of December 31, 2022, the Company had a federal R&D tax credit receivable for qualified development expenses of $126,949. The Company was eligible under IRS guidelines to apply the credit against federal payroll taxes starting with the first quarter of 2022. As of December 31, 2023, the Company’s R&D tax credit receivable balance was $95,270. These federal R&D tax credit receivables are classified as Other Current Receivable on the accompanying balance sheets.

The Company files U.S. federal and state income tax returns. All previous tax returns have been filed. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Note 11 – Subsequent Events

The Merger

On July 24, 2023, we entered into an Agreement and Plan of Merger (amended on December 30, 2023 and March 12, 2024), the “Merger Agreement”, by and among us, Inpixon, Inc. (“Inpixon’), a Nasdaq listed corporation registered in Nevada, and Superfly Merger Sub Inc., a Delaware corporation and Inpixon’s then wholly owned subsidiary (“Merger Sub). Pursuant to the Merger Agreement, on March 12, 2024 (the “Closing Date”), Merger Sub merged with and into XTI (the “XTI Merger”), with XTI surviving the XTI Merger as Inpixon’s wholly owned subsidiary. Following the effective time of the XTI Merger on the Closing Date, Inpixon’s articles of incorporation were amended to change its name from “Inpixon” to “XTI Aerospace, Inc.” and the combined company opened for trading on the Nasdaq Capital Market on March 13, 2024 under the new ticker symbol “XTIA.” Although Inpixon was the legal acquirer of the merger transaction, it was determined, based the guidance of ASC 805 – Business Combinations, that the transaction was a reverse acquisition with XTI being considered the accounting acquirer for financial reporting purposes.

Convertible Notes, Options and Warrant Inducements

To induce convertible note holders to convert outstanding note balances and related options and warrants into XTI common shares ahead of the XTI Merger so to assist the company in qualifying for a Nasdaq Capital Markets listing, we entered into either a loan amendment or a voluntary note conversion and exercise letter agreement with certain convertible note holders in February 2024, as follows:

●	Convertible Note – 2021[a] - per an amendment to the convertible note agreement with Mr. Brody, $922,957 of the outstanding note balance was converted at a reduced conversion price of $0.309 into 2,983,115 common shares of the Company immediately prior to the XTI Merger closing time. As a result of the note conversion, $175,000 of the note balance remained outstanding post-merger and was assumed by the combined company (XTI Aerospace) and was subsequently repaid in full on April 1, 2024.

●	Convertible Note – 2021[g] - per the letter agreements with certain syndicate convertible note holders, an aggregate principal and accrued interest balance of $2,503,776 was converted at a reduced conversion price of $0.265 into 9,450,209 common shares of XTI immediately prior to the XTI Merger closing time. As a result of the voluntary note conversions, approximately $273,000 of the syndicate note balance remained outstanding post-merger and was assumed by XTI Aerospace. On May 22, 2024, the Company repaid $46,500 plus accrued interest to one of the syndicate note holders which satisfied the debt obligation to that note holder in full. In addition, an aggregate total of 518,025 stock options held by the note holders were net exercised at a reduced exercise price of $0.001 into 516,803 common shares of the Company immediately prior to the XTI Merger closing time.

●	Convertible Note – 2017[h] - per the letter agreement, the total outstanding principal and accrued interest balance of $2,147,687 was converted at a reduced conversion price of $0.265 into 8,106,195 common shares of XTI immediately prior to the XTI Merger closing time. As a result of the conversion, the note was satisfied in full and therefore relieved the Company of all obligations. In addition, all 993,459 related warrant shares held by the note holder were net exercised at a reduced exercise price of $0.001into 991,115 common shares of the Company immediately prior to the XTI Merger closing time.

xti aircraft company

Notes to Financial Statements

●	Convertible Note – 2022 [i] - per the letter agreement, $600,000 of the outstanding note balance was converted at a reduced conversion price of $0.265 into 2,264,630 common shares of XTI immediately prior to the XTI Merger closing time. As a result of the voluntary note conversions, approximately $82,000 of the note balance remained outstanding post-merger and was assumed by XTI Aerospace. In addition, all 150,000 related warrant shares held by the note holder were net exercised at a reduced exercise price of $0.001 into 149,644 common shares of the Company immediately prior to the XTI Merger closing time.

●	Convertible Note – 2023 [j] - per the letter agreement, $300,000 of the outstanding note balance was converted at a reduced conversion price of $0.265 into 1,132,315 common shares of XTI immediately prior to the XTI Merger closing time. As a result of the voluntary note conversion, approximately $33,000 of the note balance remained outstanding post-merger and was assumed by XTI Aerospace. In addition, all 39,063 warrant shares held by the note holder were net exercised at a reduced exercise price of $0.001 into 38,973 common shares of the Company immediately prior to the XTI Merger closing time.

To induce a certain stock option holder to exercise his stock options ahead of the XTI Merger, we entered into an option exercise letter agreement with the option holder in February 2024. Per the letter agreement, all of the holder’s 520,846 outstanding options were net exercised at a reduced exercise price of $0.001 into 519,617 common shares of the Company immediately prior to the XTI Merger closing time.

2024 Conversions of Convertible Note – 2017 [b], Convertible Note - 2018 [c], and Convertible Note – 2019 [d]

Immediately prior to the effective time of the XTI Merger, the three convertible notes were automatically converted into an aggregate 8,416,201 common shares of the Company. As a result of the conversions, the notes were satisfied in full and therefore relieved the Company of all obligations.

Merger Transaction Bonus

During 2024, the Company issued 518,317 shares as bonus compensation relating to the merger transaction to a non-executive officer.

Financial Advisory Agreements

Pursuant to a financial advisory engagement letter between the Company and Chardan Capital Markets (“Chardan”), dated as of June 7, 2022, as amended (the “Chardan Engagement Letter’) and in connection with the XTI Merger closing, Chardan received advisory compensation of 2,117,817 shares of the Company’s common stock and will receive a cash payment of $200,000.

Pursuant to the terms of an amended advisory fees agreement among the Company, Inpixon and Maxim Group and in accordance with the Merger Agreement, the Company issued 4,317,279 shares of the Company’s common stock to Maxim Group on March 12, 2024.

New Corporate Headquarters

Effective January 1, 2024, the Company moved into a new corporate office location at Centennial Airport in Englewood, Colorado. In conjunction with this move, the Company entered into a four-year sublease arrangement with an initial base rent of $8,966 per month. The rent under the sublease arrangement is subject to annual escalations. The Company will make a total of approximately $108,000 in lease payments during 2024 relating to this new office sublease.

There were no subsequent events requiring disclosure in addition to what has already been disclosed in this section and other note sections to the financial statements.